Exhibit (a)(ii)

AMENDMENT TO THE DECLARATION OF TRUST

OF LATTICE STRATEGIES TRUST

This Amendment (this “Amendment”), dated as of July 29, 2016, amends that certain Declaration of Trust of the Lattice Strategies Trust (the “Trust”), made and executed as of September 30, 2014 (the “Trust Agreement”). Capitalized terms used and not defined herein shall have the meanings set forth in the Trust Agreement.

WHEREAS, the Board of Trustees of the Trust (the “Board”) approved this Amendment at a meeting of the Board held on June 10, 2016;

WHEREAS, the shareholders of the series of the Trust approved each of the changes to the Declaration of Trust that are proposed by this Amendment at a special meeting of the shareholders of the series of the Trust on July 25, 2016; and

WHEREAS, the President of the Trust has been authorized to executive this written instrument to amend the Trust Agreement.

NOW, THEREFORE, pursuant to Article VIII, Section 5 of the Trust Agreement, the Trust Agreement is amended as follows:

1.	The Trust Agreement is hereby amended to delete subsection 1(a)(iii) of Article III in its entirely and replace it with the following:

(iii)        establish, designate, redesignate, classify, reclassify and change in any manner any Series or Class thereof and fix such preferences, voting powers, rights, duties and privileges and business purpose of each Series or Class thereof as the Trustees may from time to time determine, which preferences, voting powers, rights, duties and privileges may be senior or subordinate to (or in the case of business purpose, different from) any existing Series or Class thereof and may be limited to specified property or obligations of the Trust or profits and losses associated with specified property or obligations of the Trust;

2.	The Trust Agreement is hereby amended to insert the phrase “for any reason as determined by the Trustees in their sole discretion, including” after the words “by any holder thereof” and before the colon in the first sentence of subsection 2(d) of Article VI.

3.	The Trust Agreement is hereby amended to create a new subsection 7(c) of Article VII as follows:

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(c)        In accordance with Section 3804(e) of the Delaware Act, any suit, action or proceeding brought by or in the right of any Shareholder or any person claiming any interest in any Shares seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Declaration of Trust or the Trust, any Series or Class or any Shares, including any claim of any nature against the Trust, any Series or Class, the Trustees or officers of the Trust, shall be brought exclusively in the Court of Chancery of the State of Delaware to the extent there is subject matter jurisdiction in such court for the claims asserted or, if not, then in the Superior Court of the State of Delaware, and all Shareholders and other such Persons hereby irrevocably consent to the jurisdiction of such courts (and the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection they may make now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further, IN CONNECTION WITH ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN THE SUPERIOR COURT IN THE STATE OF DELAWARE, ALL SHAREHOLDERS AND ALL OTHER SUCH PERSONS HEREBY IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW. All Shareholders and other such Persons agree that service of summons, complaint or other process in connection with any proceedings may be made by registered or certified mail or by overnight courier addressed to such Person at the address shown on the books and records of the Trust for such Person or at the address of the Person shown on the books and records of the Trust with respect to the Shares that such Person claims an interest in. Service of process in any such suit, action or proceeding against the Trust or any Trustee or officer of the Trust may be made at the address of the Trust’s registered agent in the State of Delaware. Any service so made shall be effective as if personally made in the State of Delaware.

All questions concerning the construction, validity and interpretation of this Amendment and the performance of the obligations imposed by this Amendment shall be governed by the internal law of the State of Delaware, including the Delaware Statutory Trust Act.

IN WITNESS WHEREOF, the President of the Trust, being authorized by action of the Board, has executed this Amendment as of the date above first written.

/s/ Darek Wojnar
Darek Wojnar, as President and not individually

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